Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES PURCHASE OF NEWBUILD JACKUP

AND SECURES INITIAL CONTRACT AWARD

LONDON, September 21, 2018 – Noble Corporation plc today announced the purchase of a new Gusto MSC CJ46 design jackup rig from the PaxOcean Group (PaxOcean) in connection with a concurrently awarded drilling contract.

Noble paid $33.75 million of the $93.75 million purchase price in cash, with the remainder of the purchase price, or $60 million seller-financed at a 4.25% interest rate paid in cash and 1.25% paid in kind over the term of the financing. The Company used existing cash balances for the initial payment and the secured seller-financed amount is to be repaid in four years. The Company also has an option for the purchase of a second newbuild CJ46 jackup from PaxOcean.

The newbuild jackup, to be named the Noble Johnny Whitstine, was built at the PaxOcean Graha shipyard in Batam, Indonesia. The robust rig design for moderate environments allows for operations in water depths of up to 375 feet and well depths of 30,000 feet. A modern drilling control system and versatile 70 ft. x 40 ft. envelope cantilever skidding system equipped with two blow out preventers contribute to the rig’s enhanced drilling capabilities.

In connection with the purchase, Noble has entered into a new drilling contract in the Middle East region with a three-year primary term, plus a one-year option, with an expected commencement of early-2019.

Julie J. Robertson, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “With our premium jackup rig fleet fully committed through late-2018, and further evidence of rising jackup demand into 2019, we remain focused on growth opportunities that reinforce our competitive position. This attractive acquisition of a proven and highly versatile jackup design will provide us with a near term contract commitment and future opportunities where growing customer demand is evident.”

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About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 25 offshore drilling units, consisting of 12 drillships and semisubmersibles and 13 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding the new drilling contract, the contract commencement, the seller-finance terms, contract commitments, capital expenditures, customer relationships and requirements, strategic initiatives, growth opportunities, the offshore drilling market, market outlook, capital allocation strategies, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to matters that prevent or delay the closing of the transaction, operating hazards and delays, shipyard risks and timing, delays in mobilization of the rig, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com

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